Exhibit 21.01

SUBSIDIARIES OF GUILFORD PHARMACEUTICALS INC.

     Below is a list of direct and indirect subsidiaries of the Corporation. All subsidiaries are wholly-owned.

     1.       GPI Holdings, Inc., a Delaware corporation

     2.       Guilford Pharmaceutical Products Inc., a Maryland corporation

     3.       Artery, LLC, a Delaware limited liability company

     4.       GPI NIL Holdings, Inc., a Delaware corporation

     5.       GPI (Canada) Inc., a Delaware corporation

     6.       Guilford Pharmaceuticals Canada Co., a Nova Scotian unlimited liability company

     7.       Guilford Pharmaceuticals Ltd., an English corporation